Bowlero Reports Third Quarter Results for Fiscal Year 2024

RICHMOND, Va. May 6, 2024 – Bowlero Corp. (NYSE: BOWL) (“Bowlero” or the “Company”), one of the world’s premier operators of location-based entertainment, today provided financial results for the third quarter of the 2024 Fiscal Year, which ended on March 31, 2024.

Quarter Highlights:

•Revenue increased 7.0% to $337.7 million versus the prior year and increased 64.7% versus 3QFY19 (quarter ended March 31, 2019)
•Revenue excluding Service Fee Revenue increased 8.8% to $336.4 million versus the prior year and was up 64.1% versus 3QFY19
•Same Store Revenue declined 2.1% versus the prior year and grew 26.1% versus 3QFY19
•Net income of $23.8 million versus prior year loss of $32.1 million and income of $27.4 million in 3QFY19
•Adjusted EBITDA of $122.8 million versus prior year of $127.6 million and $67.4 million in 3QFY19
•Added 2 locations during the quarter, 1 through acquisitions and 1 new build-out, bringing year-to-date new locations to 23
•Total locations in operation as of May 6, 2024 is 352

“Third quarter fiscal year 2024 started slowly due to weather. Post the first three weeks of January, we found a stable footing and increased investments to drive traffic. After the first three weeks of the quarter, we achieved a positive same-store-comp and double-digit total growth. Lucky Strike Miami opened in the quarter with exciting results, and we expect to have four more new builds opening in the next nine months with two in the Denver area and two in California. Summer Season Pass returned this year, and we expect that our continued investments in traffic will drive results throughout the spring and fall,” said Thomas Shannon, Founder and Chief Executive Officer of Bowlero.

“Last week, we closed an acquisition in the water park space by acquiring Raging Waves, the largest outdoor water park in Illinois. We bought the park at an attractive price with the opportunity to partner with a strong operator in the space,” followed Thomas Shannon. “We will continue to use internal and external investments to support increasing wallet share from customers in the out-of-home entertainment space, helping grow our industry-leading free cash flow generation.”

Bobby Lavan, Chief Financial Officer, added, “We had a strong cash flow quarter building up cash balances as we focused on investing capital in new builds and acquisitions. We ended the quarter with $212 million of cash and $432 million of total liquidity.”

Positive Update on EEOC Matter
The Company has received positive updates on the status of the age discrimination claims that had been pending with the EEOC. On April 12, 2024, the EEOC issued Closure Notices for the individual age discrimination charges that had been filed, in most cases, many years ago with the EEOC. The notices provide the claimants, as a matter of course, with an individual right to sue. The vast majority of these claims are time-barred. On May 3, 2024, the EEOC issued an additional Closure Notice for the related pattern and practice directed investigation. The notice states that the EEOC has determined not to bring litigation against the Company.

Share Repurchases
From January 1, 2024 through May 6, 2024, the Company repurchased 1.1 million shares of Class A common stock for approximately $13 million, bringing current total repurchases in fiscal year 2024 to approximately 20.8 million. Since 2021, the Company has spent approximately $446 million retiring all SPAC-related warrants, repurchasing 32.1 million shares of common stock, and 5.0 million as-converted preferred shares, reducing common stock outstanding by about 20%.

Dividend
The Board of Directors declared a quarterly cash dividend of $0.055 per share of common stock for the fourth quarter of fiscal year 2024. The dividend will be payable on June 7, 2024, to stockholders of record on May 24, 2024.

Fiscal Year 2024 Guidance
After completing three fiscal quarters, we now expect to be near the low end of our fiscal year 2024 Revenue and Adjusted EBITDA guidance.

Investor Webcast Information
Listeners may access an investor webcast hosted by Bowlero. The webcast and results presentation will be accessible at 10:00 AM ET on May 6, 2024 in the Events & Presentations section of the Bowlero Investor Relations website at https://ir.bowlerocorp.com/overview/default.aspx.

About Bowlero Corp.
Bowlero Corporation is one of the world’s premier operators of location-based entertainment. With over 350 locations across North America, the Company serves more than 40 million guest visits annually through a family of brands that include Lucky Strike, Bowlero and AMF. In 2019, Bowlero acquired the Professional Bowlers Association, the major league of bowling and a growing media property that boasts millions of fans around the globe. For more information on Bowlero, please visit BowleroCorp.com.

Forward Looking Statements
Some of the statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms "anticipate," "believe," “confident,” “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "plan," “possible,” "potential," "predict," "project," "should," "target," "will," "would" and, in each case, their negative or other various or comparable terminology. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on our management’s current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to: our ability to design and execute our business strategy; changes in consumer preferences and buying patterns; our ability to compete in our markets; the occurrence of unfavorable publicity; risks associated with long-term non-cancellable leases for our centers; our ability to retain key managers; risks associated with our substantial indebtedness and limitations on future sources of liquidity; our ability to carry out our expansion plans; our ability to successfully defend litigation brought against us; our ability to adequately obtain, maintain, protect and enforce our intellectual property and proprietary rights and claims of intellectual property and proprietary right infringement, misappropriation or other violation by competitors and third parties; failure to hire and retain qualified employees and personnel; the cost and availability of commodities and other products we need to operate our business; cybersecurity breaches, cyber-attacks and other interruptions to our and our third-party service providers’ technological and physical infrastructures; catastrophic events, including war, terrorism and other conflicts; public health emergencies and pandemics, such as the COVID-19 pandemic, or natural catastrophes and accidents; changes in the regulatory atmosphere and related private sector initiatives; fluctuations in our operating results; economic conditions, including the impact of increasing interest rates, inflation and recession; and other factors described under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Company on September 11, 2023, as well as other filings that the Company will make, or has made, with the SEC, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in other filings. We expressly disclaim any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Non-GAAP Financial Measures
To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Revenue Excluding Service Fee Revenue, Total Bowling Center Revenue, Same Store Revenue and Adjusted EBITDA as “non-GAAP measures”, which management believes provide useful information to investors because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance or liquidity measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Our fiscal year 2024 guidance measures (other than revenue) are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measure because the Company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Such items include, but are not limited to, acquisition related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

Revenue Excluding Service Fee Revenue represents Total Revenue less Service Fee Revenue. Total Bowling Center Revenue represents Total Revenue less Non-Center Related Revenue, Revenue from Closed Centers (as defined below), and Service Fee Revenue, if applicable. Same Store Revenue represents Total Revenue less Non-Center Related Revenue, Revenue from Closed Centers, Service Fee Revenue, if applicable, and Acquired Revenue. Adjusted EBITDA represents Net Income (Loss) before Interest Expense, Income Taxes, Depreciation and Amortization, Share-based Compensation, EBITDA from Closed Locations, Foreign Currency Exchange Loss (Gain), Asset Disposition Loss (Gain), Transactional and other advisory costs, changes in the value of earnouts, and other.

The Company considers Revenue Excluding Service Fee Revenue as an important financial measure because provides a financial measure of revenue directly associated with consumer discretionary spending and Total Bowling Center Revenue as an important financial measure because it provides a financial measure of revenue directly associated with bowling center operations. The Company also considers Same Store Revenue as an important financial measure because it provides comparable revenue for centers open for the entire duration of both the current and comparable measurement periods.

The Company considers Adjusted EBITDA as an important financial measure because it provides a financial measure of the quality of the Company’s earnings. Other companies may calculate Adjusted EBITDA differently than we do, which might limit its usefulness as a comparative measure. Adjusted EBITDA is used by management in addition to and in conjunction with the results presented in accordance with GAAP. We have presented Adjusted EBITDA solely as a supplemental disclosure because we believe it allows for a more complete analysis of results of operations and assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA:

•do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;
•do not reflect changes in our working capital needs;
•do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;
•do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;
•do not reflect non-cash equity compensation, which will remain a key element of our overall equity based compensation package; and
•do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

GAAP Financial Information

Bowlero Corp.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	March 31, 2024	July 2, 2023
Assets
Current assets:
Cash and cash equivalents	$212,429	$195,633
Accounts and notes receivable, net	5,668	3,092
Inventories, net	14,955	11,470
Prepaid expenses and other current assets	26,723	18,395
Assets held-for-sale	2,069	2,069
Total current assets	261,844	230,659

Property and equipment, net	811,648	697,850
Internal use software, net	24,165	17,914
Operating lease right of use assets	561,655	449,085
Finance lease right of use assets, net	531,985	515,339
Intangible assets, net	97,995	90,986
Goodwill	832,311	753,538
Deferred income tax asset	75,540	73,807
Other assets	34,391	12,096
Total assets	$3,231,534	$2,841,274

Liabilities, Temporary Equity and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$153,810	$121,226
Current maturities of long-term debt	9,203	9,338
Current obligations of operating lease liabilities	31,163	23,866
Other current liabilities	9,568	14,281
Total current liabilities	203,744	168,711

Long-term debt, net	1,131,803	1,138,687
Long-term obligations of operating lease liabilities	559,171	431,295
Long-term obligations of finance lease liabilities	682,153	652,450
Long-term financing obligations	438,819	9,005
Earnout liability	126,659	112,041
Other long-term liabilities	27,088	25,375
Deferred income tax liabilities	4,321	4,160
Total liabilities	3,173,758	2,541,724

Commitments and Contingencies (Note 10)

	March 31, 2024	July 2, 2023
Temporary Equity
Series A preferred stock	$133,760	$144,329

Stockholders’ (Deficit) Equity
Class A common stock	9	11
Class B common stock	6	6
Additional paid-in capital	512,621	506,112
Treasury stock, at cost	(349,770)	(135,401)
Accumulated deficit	(240,982)	(219,659)
Accumulated other comprehensive income	2,132	4,152
Total stockholders’ (deficit) equity	(75,984)	155,221
Total liabilities, temporary equity and stockholders’ (deficit) equity	$3,231,534	$2,841,274

Bowlero Corp.
Condensed Consolidated Statements of Operations
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2024	April 2, 2023	March 31, 2024	April 2, 2023
Revenues	$337,670	$315,725	$870,746	$819,370
Costs of revenues	225,894	189,304	623,905	534,212
Gross profit	111,776	126,421	246,841	285,158

Operating expenses:
Selling, general and administrative expenses	39,488	35,891	114,765	102,837
Asset impairment	354	489	409	573
Loss (gain) on sale of assets	657	(192)	651	(2,170)
Other operating expense	265	649	5,171	2,625
Total operating expense	40,764	36,837	120,996	103,865

Operating profit	71,012	89,584	125,845	181,293

Other expenses:
Interest expense, net	46,890	29,117	130,575	80,066
Change in fair value of earnout liability	(8,868)	87,222	14,541	158,758
Other expense	3	5,986	66	5,356
Total other expense	38,025	122,325	145,182	244,180

Income (loss) before income tax expense (benefit)	32,987	(32,741)	(19,337)	(62,887)

Income tax expense (benefit)	9,141	(668)	2,067	1,285
Net income (loss)	$23,846	$(32,073)	$(21,404)	$(64,172)

Bowlero Corp.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2024	April 2, 2023	March 31, 2024	April 2, 2023
Net cash provided by operating activities	$76,899	$92,923	$148,098	$208,802
Net cash used in investing activities	(39,294)	(24,944)	(285,960)	(187,949)
Net cash (used in) provided by financing activities	(15,451)	2,838	154,287	7,964
Effect of exchange rate changes on cash	320	418	371	(9)
Net increase in cash and cash equivalents	22,474	71,235	16,796	28,808

Cash and cash equivalents at beginning of period	189,955	89,809	195,633	132,236

Cash and cash equivalents at end of period	$212,429	$161,044	$212,429	$161,044

Balance Sheet and Liquidity
As of March 31, 2024 and July 2, 2023, our calculation of net debt was as follows:

(in thousands)	March 31, 2024	July 2, 2023
Cash and cash equivalents	$212,429	$195,633
Bank debt and loans	1,155,323	1,164,662
Net debt	$942,894	$969,029

As of March 31, 2024 and July 2, 2023, our cash on hand and revolving borrowing capacity was as follows:

(in thousands)	March 31, 2024	July 2, 2023
Cash and cash equivalents	$212,429	$195,633
Revolver Capacity	235,000	235,000
Revolver capacity committed to letters of credit	(15,834)	(10,386)
Total cash on hand and revolving borrowing capacity	$431,595	$420,247

GAAP to non-GAAP Reconciliations

	FY24 vs. FY19		FY24 vs. FY23
(in thousands)	March 31, 2019	March 31, 2024	April 2, 2023	March 31, 2024
Total Revenue - Reported	$205,023	$337,670	$315,725	$337,670

less: Service Fee Revenue	—	(1,270)	(6,652)	(1,270)

Revenue excluding Service Fee Revenue	$205,023	$336,400	$309,073	$336,400

less: Non-Center Related (including Closed Centers)	(8,679)	(4,096)	(6,315)	(4,096)

Total Bowling Center Revenue	$196,344	$332,304	$302,758	$332,304

less: Acquired Revenue	(544)	(85,424)	(428)	(36,194)

Same Store Revenue	$195,800	$246,880	$302,330	$296,110

% Year-over-Year Change
Total Revenue – Reported		64.7%		7.0%
Total Revenue excluding Service Fee Revenue		64.1%		8.8%
Total Bowling Center Revenue		69.2%		9.8%
Same Store Revenue		26.1%		(2.1)%

	Adjusted EBITDA Reconciliation
	Three Months Ended
(in thousands)	March 31, 2024	April 2, 2023	March 31, 2019
Consolidated
Revenue	$337,670	$315,725	$205,023
Net income (loss) - GAAP	23,846	(32,073)	27,432
Net income (loss) margin	7.1%	(10.2)%	13.4%
Adjustments:
Interest expense	49,177	29,117	15,468
Income tax expense (benefit)	9,141	(668)	(291)
Depreciation, amortization and impairment charges	37,119	29,933	20,490
Share-based compensation	4,143	4,207	847
Closed location EBITDA (1)	2,159	480	588
Foreign currency exchange gain	318	328	5
Asset disposition loss (gain)	657	(192)	2,045
Transactional and other advisory costs (2)	3,813	8,726	127
Changes in the value of earnouts (3)	(8,868)	87,222	—
Other, net (4)	1,301	508	639
Adjusted EBITDA	$122,806	$127,588	$67,350
Adjusted EBITDA Margin	36.4%	40.4%	32.8%
(1)The closed location adjustment is to remove EBITDA for closed locations. Closed locations are those locations that are closed for a variety of reasons, including permanent closure, newly acquired or built locations prior to opening, locations closed for renovation or rebranding and conversion. If a location is not open on the last day of the reporting period, it will be considered closed for that reporting period. If the location is closed on the first day of the reporting period for permanent closure, the location will be considered closed for that reporting period.
(2)The adjustment for transaction costs and other advisory costs is to remove charges incurred in connection with any transaction, including mergers, acquisitions, refinancing, amendment or modification to indebtedness, dispositions and costs in connection with an initial public offering, in each case, regardless of whether consummated. Certain prior year amounts have been reclassified to conform to current year presentation.
(3)The adjustment for changes in the value of earnouts is to remove of the impact of the revaluation of the earnouts. Changes in the fair value of the earnout liability is recognized in the statement of operations. Decreases in the liability will have a favorable impact on the statement of operations and increases in the liability will have an unfavorable impact.
(4)Other includes the following related to transactions that do not represent ongoing or frequently recurring activities as part of the Company’s operations: (i) non-routine expenses, net of recoveries for matters outside the normal course of business, (ii) costs incurred that have been expensed associated with obtaining an equity method investment in a subsidiary of VICI, (iii) severance expense, and (iv) other individually de minimis expenses. Certain prior year amounts have been reclassified to conform to current year presentation.

Contacts:
Bowlero Corp. Investor Relations
IR@BowleroCorp.com